Exhibit 10.56

EXECUTION VERSION

AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 31, 2019 (this “Amendment”), is entered into by and among PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower has entered into that certain Amended and Restated Credit Agreement, dated as of November 18, 2016 (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of November 17, 2017 and that certain Amendment No. 2 to Amended and Restated Credit Agreement and Amendment No. 1 to Amended and Restated Collateral and Guaranty Agreement, dated as of November 1, 2018, and as may be further amended, amended and restated, supplemented and otherwise modified prior to the date hereof, the “Credit Agreement”; the Credit Agreement as amended by this Amendment is hereinafter referred to as the “Amended Credit Agreement”), among the Borrower, the Lenders party thereto, the Administrative Agent and the other parties party thereto from time to time;

WHEREAS, pursuant to the Credit Agreement, the Lenders have extended credit to the Borrower on the terms and conditions set forth therein;

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as set forth below; and

WHEREAS, the Borrower and the Lenders party hereto have agreed to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1

Definitions

Section 1.1        Defined Terms.  Terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement, unless otherwise defined herein or the context otherwise requires.

ARTICLE 2

Amendments

Section 2.1         Amendments to Credit Agreement.  The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

Section 2.2        Amendments to Schedules to Credit Agreement.  Schedules 1.01(c), 1.01(e), and 6.04(ii) of the Credit Agreement are hereby amended and restated in their entirety by replacing such Schedules with the corresponding Schedules attached hereto as Annex C.

ARTICLE 3

Miscellaneous

Section 3.1        Conditions to Effectiveness.  This Amendment shall become effective as of the later of (the “Amendment Effective Date”) (x) October 31, 2019 and (y) the date on which:

(a)         Amendment.  The Administrative Agent shall have received duly executed and delivered counterparts of this Amendment that, when taken together, bear the signatures of the Borrower and the Lenders party to the Credit Agreement as of such date;

(b)         Secretary Certificate.  The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Amendment Effective Date and certifying (i) that attached thereto is a copy of the certificate or articles of incorporation or other equivalent formation document, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State (or other similar official) of the state of its organization (or certifying that that there has been no change to such formation document since the Amendment No. 2 Effective Date), (ii) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association or other equivalent governing document of such Credit Party as in effect on the Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (iii) below (or certifying that that there has been no change to such formation document since the Amendment No. 2 Effective Date), (iii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of this Amendment, the Acknowledgment and any other Credit Document or other document required to be executed and delivered on behalf of the Borrower  or such Credit Party under this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Amendment Effective Date, (iv) that the certificate or articles of incorporation or other equivalent formation document of such Credit Party has not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above, and (v) as to the incumbency and specimen signature of each officer executing this Amendment, the Acknowledgment or any other document delivered in connection herewith on behalf of such Credit Party; and the certificate referred to in this clause (b) shall contain a certification by an Authorized Officer of such Credit Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate pursuant to this clause (b);

(c)         Good Standing Certificate of the Borrower.  The Administrative Agent shall have received a certificate as to the good standing of each Credit Party as of a recent date, from the Secretary of State (or other similar official) of the state of its organization;

(d)         Closing Certificate.  The Administrative Agent shall have received a certificate, dated the Amendment Effective Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions precedent set forth in (b) and (c) of Section 4.01 of the Credit Agreement;

(e)         Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Morgan, Lewis & Bockius LLP, counsel to the Borrower, and (ii) in-house counsel of the Borrower, each such opinion to be in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Amendment Effective Date,

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(B) addressed to the Administrative Agent and the Lenders, and (C) covering such matters relating to this Amendment and the transactions contemplated hereby as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions;

(f)         No Default.  On the date hereof and on the Amendment Effective Date (both before and after giving effect to this Amendment), no Default or Event of Default shall have occurred and be continuing;

(g)         Accuracy of Representations and Warranties.  Each of the representations and warranties set forth in Section 3.2 of this Amendment shall be correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that any such representations and warranties are stated to relate solely to an earlier date, in which case such representations and warranties shall be correct in all respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(h)         Acknowledgment and Confirmation.  The Administrative Agent shall have received the Acknowledgment and Confirmation, substantially in the form of Annex B hereto (the “Acknowledgement”), dated as of the Amendment Effective Date, executed and delivered by an authorized officer or other authorized signatory of each Guarantor;

(i)          Effectiveness Fee and Expenses.  The Borrower shall have paid to the Administrative Agent on or before the Amendment Effective Date (i) for the account of each Lender, a consent fee equal to 0.50% of the Commitment of such Lender as in effect on the Amendment Effective Date after giving effect to this Amendment, (ii) all Fees and other amounts due and payable on or prior to the Amendment Effective Date and (iii) all reasonable and documented fees, out-of-pocket costs and expenses of the Administrative Agent incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent; to the extent invoiced in reasonable detail at least two (2) Business Days prior to the Amendment Effective Date; and

(j)          Documentation.  The Administrative Agent shall have received, at least five Business Days prior to the Amendment Effective Date, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act.

Section 3.2         Representations and Warranties.   To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Administrative Agent and the Lenders that:

(a)         Each of the representations and warranties set forth in Article 3 of the Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date, provided that in each case, any representation or warranty that is qualified as to “materiality” or “material adverse effect” is true and correct (after giving effect to any qualification therein) in all respects;

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(b)         As of the date hereof, the Borrower has the limited liability company power and authority, and the legal right, to enter into and perform this Amendment.  The execution, delivery and performance of this Amendment have been duly authorized by all necessary limited liability company action on the part of such party.  The execution and delivery by such party of this Amendment, and performance by such party of the Amended Credit Agreement, will not (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) (x) violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase of redemption of any obligation under, or (y) result in the creation or imposition of (or the obligation to directly or indirectly create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any Restricted Subsidiary pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any Restricted Subsidiary, except to the extent all violations or contraventions with respect to the foregoing clauses (i) and (ii)(x) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally;

(c)         The Acknowledgement, when executed and delivered by each Guarantor party thereto, will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally; and

(d)         On the date hereof and on the Amendment Effective Date (both before and after giving effect to this Amendment), no Default or Event of Default has occurred and is continuing.

Section 3.3         Severability.      In the event any one or more of the provisions contained in this Amendment should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 3.4         Continuing Effect; No Other Waivers or Amendments.

(a)         This Amendment shall not constitute an amendment to or waiver of any provision of the Credit Agreement and the other Credit Documents except as expressly stated herein and shall not be construed as a consent to any action on the part of the Borrower or any other Credit Party that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein.  Except as expressly amended or waived hereby, the provisions of the Credit Agreement and the other Credit Documents are and shall remain in full force and effect in accordance with their terms.

(b)         The parties hereto acknowledge and agree that (i) this Amendment, the Acknowledgment and any other Credit Documents executed and delivered in connection herewith do not constitute a novation, or termination of the “Obligations” (as defined in the Credit Documents) under the

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Credit Agreement as in effect prior to the Amendment Effective Date; (ii) such “Obligations” are in all respects continuing (as amended hereby) with only the terms thereof being modified to the extent expressly provided in this Amendment; and (iii) the Liens and security interests as granted under the Credit Documents securing payment of such “Obligations” are in all such respects continuing in full force and effect and secure the payment of the “Obligations.”

(c)         On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, shall mean and be a reference to the Amended Credit Agreement, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.  This Amendment and the Acknowledgment shall be a Credit Document for all purposes under the Credit Agreement.

Section 3.5         Counterparts.   This Amendment may be executed in any number of counterparts and by the different parties to this Amendment in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic image shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 3.6         GOVERNING LAW.   THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as the Borrower

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Senior Managing Director and Treasurer

[Signature Page to Amendment No. 3 to Amended and Restated Credit Agrement (PennyMac)]

LENDER:

Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Komal Shah
Name:	Komal Shah
Title:	Authorized Signatory

[Signature Page to Amendment No. 3 to Amended and Restated Credit Agrement (PennyMac)]

LENDER:

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

[Signature Page to Amendment No. 3 to Amended and Restated Credit Agrement (PennyMac)]

LENDER:

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ryan Durkin
Name:	Ryan Durkin
Title:	Authorized Signatory

LENDER:

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Andrew W. Kristiansen
Name:	Andrew W. Kristiansen
Title:	Vice President
J. P. Morgan

LENDER:

Citibank, N.A., as a Lender

By:	/s/ Patrick Marsh
Name:	Patrick Marsh
Title:	Managing Director

LENDER:

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

ANNEX A

TO AMENDMENT

Amendments to Credit Agreement

[attached]

management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and for purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have meanings correlative of the foregoing.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.06. “Agents” shall have the meaning assigned to such term in Article 8.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a Eurodollar Borrowing with an Interest Period of one month plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall (i) be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) as an authorized information vendor for the purpose of displaying such rates) (the “ICE LIBOR”) as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) and (ii) in no event be less than 0.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Amendment No. 1 Effective Date” shall have the meaning assigned to the term “Amendment Effective Date” in that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of November 17, 2017, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” shall have the meaning assigned to the term “Amendment Effective Date” in that certain Amendment No. 2 to Amended and Restated Credit Agreement and Amendment No. 1 to Amended and Restated Collateral and Guaranty

Agreement, dated as of November 1, 2018, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 3 Effective Date” shall have the meaning assigned to the term  “Amendment Effective Date” in that certain Amendment No. 3 to Amended and Restated Credit  Agreement, dated as of October 31, 2019, among the Borrower, the Lenders party thereto and the  Administrative Agent.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.22.

“Anti-Money Laundering Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Margin” shall mean (a) with respect to any Eurodollar Loan, 3.75% per annum and (b) with respect to any ABR Loan, 2.75% per annum.

“Approvals” shall mean, with respect to the Borrower or any of its applicable Restricted Subsidiaries, any approvals obtained from Ginnie Mae, Fannie Mae, Freddie Mac or HUD in designation of the Borrower or such Restricted Subsidiary as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, an FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved seller or servicer or a Freddie Mac-approved seller or servicer, as applicable, in good standing.

“Arranger” shall mean Credit Suisse Loan Funding LLC in its capacity as sole bookrunner and sole lead arranger of the Credit Facility.

“Asset Coverage Ratio Default” shall have the meaning assigned to such term in Section 7.02.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” shall mean, in respect of a sale-leaseback transaction, as of the time of determination, the present value (discounted at the interest rate per annum implicit in the lease involved in such sale-leaseback transaction, as determined in good faith by the Borrower) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capitalized Lease Obligation. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorized Officer” shall mean the chief executive officer, president, secretary, treasurer, or other “chief” officer of the Borrower.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Basket” shall mean any amount, threshold or other value permitted or prescribed with respect to any Lien, Indebtedness, Investment, Dividend, transaction value, judgment, or other amount under any provision in Articles 3, 5, 6, or 7 and the definitions related thereto.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA)  that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the  Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise  for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee  benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under,  and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any customary carve-out matters for which such Person acts as a guarantor, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless and until a claim for payment or performance has been made in respect thereof (which has not been satisfied). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contribution Agreement and Plan of Merger” shall mean that certain Contribution Agreement and Plan of Merger, dated as of August 2, 2018, by and among Holdings, New Holdings, New PennyMac Merger Sub, LLC, a Delaware limited liability company, the contributors listed on Exhibit A thereto, and the Borrower.

“Corporate Indebtedness” shall mean, with respect to any Person, the aggregate consolidated amount of Indebtedness of such Person and its Restricted Subsidiaries then outstanding that would be shown on a consolidated balance sheet of such Person and its Restricted Subsidiaries (excluding, for the purpose of this definition, Indebtedness incurred under Section 6.04(ii), Section 6.04(iii), Section 6.04(vi) (solely in respect of guaranties or Contingent Obligations of the types of Indebtedness excluded pursuant to the other subclauses referenced in this parenthetical), Section 6.04(xii), Section 6.04(xiii) and Section 6.04(xv)); provided that MSR Indebtedness of any Person or its Restricted Subsidiaries shall constitute Corporate Indebtedness with respect to such Person.

“Corporate Indebtedness to EBITDA Ratio” shall mean, for any period, the ratio of (a) Corporate Indebtedness as of the end of such period to (b) Consolidated EBITDA for such period; provided that for purposes of any calculation of the Corporate Indebtedness to EBITDA Ratio, Corporate Indebtedness and Consolidated EBITDA of the Borrower and the Restricted Subsidiaries shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Covered Entity” shall mean any of the following:

(a)        a “covered entity” as that term is defined in, and interpreted in accordance with,  12 C.F.R. § 252.82(b);

(b)        a “covered bank” as that term is defined in, and interpreted in accordance with, 12  C.F.R. § 47.3(b); or

(c)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12  C.F.R. § 382.2(b).

of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-Cash Consideration” shall mean any non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an asset sale that is so designated as “Designated Non-Cash Consideration” pursuant to an officer’s certificate delivered to the Administrative Agent, which certificate shall set forth the Fair Market Value of such non-cash consideration and the basis for determining such Fair Market Value, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Equity Interests” shall mean that portion of any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), or requires the payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement, in each case on or prior to the Maturity Date.

“Dividend” shall mean, with respect to any Person, that such Person has, directly or indirectly, declared or paid a dividend, distribution or returned any other amount with respect to any Equity Interests to its stockholders, shareholders, partners or members or authorized or made any other distribution, payment or delivery of property or cash to its stockholders, shareholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired or terminated or cancelled, directly or indirectly, for a consideration (whether in cash, securities or other property) any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

amount of any Indebtedness or other liabilities associated with or secured by such Encumbered Asset at such time.

“Engagement Letter” shall mean the Engagement Letter dated October ~~31~~28,  ~~2018~~2019 among Holdings, the Borrower, Credit Suisse Loan Funding LLC and Credit Suisse AG, Cayman Islands Branch.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, claims, liens, notices of noncompliance, violation, or liability investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that, for the avoidance of doubt and without limitation, “Equity Interests” shall exclude any Indebtedness convertible into or exchangeable for Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Restricted Subsidiary of Borrower, is treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

Agreement or under any other material Credit Document or (iii) the ability of New Holdings, Holdings, the Borrower or the other Credit Parties, taken as a whole, to perform its or their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder, under the Collateral and Guaranty Agreement or under any other material Credit Document.

“Maturity Date” shall mean October ~~31~~30,  ~~2019~~2020.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors, provided, that in the event Moody’s is no longer in existence, references to Moody’s shall instead refer to a nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) designated by the Borrower, notice of which shall be given to the Administrative Agent.

“MSR” of any Person shall mean any and all of the following: (a) all rights of such Person to service mortgage loans, (b) all rights of such Person as “Servicer” (or similar designation) in such Person’s capacity as servicing rights owner with respect to such mortgage loans under the related Servicing Agreement, including, without limitation (but subject to the restrictions set forth therein) directing who may service such mortgage loans, (c) any and all rights of such Person to servicing fees and other compensation for servicing such mortgage loans, (d) any late fees, penalties or similar payments with respect to such mortgage loans, (e) all accounts and rights to payment related to any of the property described in this definition and (f) the right to possess and use any and all servicing files, servicing records, data tapes, computer records, or other information pertaining to such mortgage loans to the extent relating to the past, present or prospective servicing of such mortgage loans.

“MSR Call Option” shall mean the right of an MSR Lender which is a Government Sponsored Entity to repurchase MSR from the Borrower or any Restricted Subsidiary the purchase of which was initially financed by such MSR Lender with proceeds of Permitted MSR Indebtedness so long as the purchase price in respect thereof is at Fair Market Value and for cash.

“MSR Facility” shall mean any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to finance or refinance the purchase, origination, pooling or funding by the Borrower or a Restricted Subsidiary of MSRs originated, purchased, or owned by the Borrower or any Restricted Subsidiary in the ordinary course of business.

“MSR Facility Trust” shall mean any Person (whether or not a Restricted Subsidiary) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs purchased by such Person from the Borrower or any Restricted Subsidiary, or (ii) notes and securities are backed by specified mortgage loans purchased by such Person from the Borrower or any Restricted Subsidiary.

“MSR Indebtedness” shall mean Indebtedness in connection with an MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“MSR Lender” shall mean a third party financing source (including, without limitation, Fannie Mae) which provides financing to the Borrower or a Restricted Subsidiary the proceeds of which are used exclusively to purchase MSR relating to Residential Mortgage Loans.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate currently makes or is obligated to make contributions or to which the Borrower or any ERISA Affiliate has made or was obligated, within the preceding six years, to make contributions.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, for any event requiring a prepayment of Loans and/or reduction in Commitments pursuant to Section 2.13(b), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“New Holdings” shall mean PennyMac Financial Services, Inc., a Delaware corporation (formerly known as New PennyMac Financial Services, Inc.).

“Non-Credit Party Investment Amount” shall mean, at any time, an amount equal to $5,000,000 minus the aggregate amount of all Investments made ~~after the Closing~~  during any period of twelve (12) consecutive months commencing on the Amendment No. 3 Effective Date  or any anniversary of the Amendment No. 3 Effective Date in reliance on Section 6.05(iii), Section 6.05(ix)(C) or the second proviso of Section 6.05(xii).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Entities” shall mean, collectively, each Non-Recourse Servicer Advance Debt Entity, each Non-Recourse Warehouse Debt Entity and each Securitization Entity.

“Non-Recourse Indebtedness” shall mean, with respect to any specified Person or any of its Subsidiaries, Indebtedness that is:

(i)         specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.04 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness under a Servicing Advance Facility which excess shall be entitled to be incurred pursuant to any other provision of Section 6.04).

“Permitted Tax Distribution” shall mean any distribution permitted by Section 5.10(b) of the PNMAC Limited Liability Company Agreement.

“Permitted Warehouse Indebtedness” shall mean Warehouse Indebtedness; provided that solely as of the date of the incurrence of such Warehouse Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Borrower or any Restricted Subsidiary to satisfy claims with respect to such Warehouse Indebtedness (other than subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breaches of representations or warranties and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Permitted Warehouse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.04 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provision of Section 6.04). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“PNMAC Limited Liability Company Agreement” shall mean the Fifth Amended and Restated Limited Liability Company Agreement of Private National Mortgage Acceptance Company, LLC, among the Borrower and the members party thereto, dated as of November 1, 2018, ~~as  in effect on the  Amendment  No. 2 Effective  Date~~ and any amendment, modification or replacement of such agreement that is permitted hereunder.

have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Commitments most recently in effect, giving effect to any subsequent assignments.

“Property” shall mean the Real Property, including the improvements thereon, or the personal property (tangible and intangible), in either case which are encumbered pursuant to a Securitization.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.22.

“Qualified Equity Interest” shall mean any Equity Interest that is not a Disqualified Equity Interest.

“RC Asset” shall mean, at any time, any asset of any Credit Party that satisfies each of the following requirements at such time: (a) such asset shall be of a class set forth as an “Eligible Asset Class” on Schedule 1.01(d), (b) such asset shall be owned exclusively by a Credit Party, (c) such asset shall be subject to a perfected first-priority security interest in favor of the Collateral Agent (other than Permitted RC Asset Liens) pursuant to the Security Documents, (d) such asset shall be free and clear of all other Liens and (e) such asset shall be denominated in Dollars and any real property securing such asset shall be located in the United States. For the avoidance of doubt any cash and Cash Equivalents shall be deemed not to be subject to a perfected first-priority security interest in favor of the Collateral Agent unless such cash and Cash Equivalents are held in a deposit account or a securities account subject to an account control agreement in favor of the Collateral Agent and such account control agreement is satisfactory to the Collateral Agent.

“RC Asset Amount” shall mean, at any time, an amount equal to the aggregate RC Asset Contributions for all RC Assets at such time.

“RC Asset Contribution” shall mean, for any RC Asset at any time, an amount equal to (a) the carrying value of such RC Asset under GAAP as at such time multiplied by (b) the percentage set forth opposite the applicable asset class to which such RC Asset belongs on Schedule 1.01(d).

“RC Asset Coverage Ratio” shall mean, at any time of determination, the ratio of (x) the RC Asset Amount at such time to (y) the Aggregate Revolving Credit Exposure at such time (after giving effect to any contemporaneous Borrowing at or about such time).

“RC Asset Coverage Ratio Deficiency” shall mean the RC Asset Coverage Ratio is less than 1.00:1.00 at any time.

shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” shall have the meaning specified in the definition of “Pro Forma Basis”.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Restricted

Subsidiary (other than the Excluded Subsidiaries) (in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date), unless and until such time as the respective Wholly-Owned Domestic Restricted Subsidiary is released from all of its obligations under the Collateral and Guaranty Agreement in accordance with the terms and provisions thereof.

“Supported QFC” shall have the meaning assigned to such term in Section 9.22.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of determinations of the Corporate Indebtedness to EBITDA Ratio and the Interest Expense Coverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the provisos to such definitions contained herein shall be made to the extent applicable.

“Total Asset Amount” shall mean, at any time, the sum without duplication of (x) the aggregate RC Asset Contributions for all RC Assets at such time plus (y) the Encumbered Asset Amount minus (z) Total Operating Liabilities, in each case at such time.

“Total Asset Coverage Ratio” shall mean, at any time, the ratio of (x) the Total Asset Amount at such time to (y) the Total Commitment at such time.

“Total Asset Coverage Ratio Deficiency” shall mean the Total Asset Coverage Ratio is less than 2.50:1.00 at any time.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments as in effect at such time. The initial Total Commitment is $150,000,000.

“Total Operating Liabilities” shall mean, at any time, the sum of (a) accounts payable and accrued expenses (net of prepaid expenses), plus (b) liability for losses under representations and warranties plus (c) any other liabilities (other than the Revolving Credit Exposure of the Lenders and any liabilities deducted in calculating the Encumbered Asset Contribution at such time), in each case of the Borrower and the Restricted Subsidiaries as at such time.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the making of the Borrowings hereunder and (b) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) each Subsidiary of the Borrower listed on Schedule 1.01(e), (b) a Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Amendment No. ~~2~~3 Effective Date and (c) a Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.22.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“VA” shall mean the United States Department of Veterans Affairs or any successor thereto.

“Warehouse Facility” shall mean any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase, origination or funding by the Borrower or a Restricted Subsidiary of, or provide funding to the Borrower or a Restricted Subsidiary through the transfer of, loans, mortgage provision contained in this Agreement or any of the other Credit Documents shall also be permitted if such merger, wind-up, liquidation, dissolution, transfer, consolidation, amalgamation, assignment, sale, lease or other disposition is accomplished as a result of a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation).

Section 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.04. Limited Condition Acquisitions. (a) Notwithstanding any other provision of this Agreement, in connection with any action being taken in connection with and reasonably necessary to permit a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement constituting a condition which requires (1) compliance with any Financial Covenant on a Pro Forma Basis after giving effect to such Limited Condition Acquisition, (2) that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable or (3) any representations or warranties be true and correct as of the date of such action, as applicable, such condition shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed satisfied, so long as (x) no Default or Event of Default, as applicable, exists, such representations and warranties are true and correct and each such Financial Covenant is satisfied, as applicable, on a Pro Forma Basis, in each case, on the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) after giving effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date and (y) on the closing date of such Limited Condition Acquisition and on the date of the incurrence of any Indebtedness the proceeds of which are to be used to consummate such Limited Condition Acquisition, (i) no Event of Default under Section 7.01(a) or (e) shall have occurred and be continuing and (ii) the representations and warranties (x) that would constitute “specified representations” and (y) contained in any related acquisition agreement, purchase agreement or merger agreement to the extent that the Borrower or any affiliate of the Borrower would have the right to terminate its obligations under such agreement or decline to consummate the Limited Condition Acquisition as a result of a breach of such representation and warranty, shall be true and correct. For the avoidance of doubt, if the Borrower has made an LCA Election in connection with a Limited Condition Acquisition, and any Default or Event of Default (other than any Event of Default under Section 7.01(a) or (e)) occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether the consummation of such Limited Condition Acquisition or the incurrence of any Indebtedness to finance such Limited Condition Acquisition is permitted hereunder.

LIBO Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided,  further, that (i) any such successor rate shall be applied by the Administrative Agent in a manner consistent with market practice and (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such successor rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower. Notwithstanding anything to the contrary in Section 13.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, written notice from the Required Lenders stating that such Required Lenders object to such amendment. If no such alternate rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain loans at the Adjusted LIBO Rate shall be suspended, (to the extent of the affected Adjusted LIBOR Rate Loans or Interest Periods), and (y) the Adjusted LIBOR Rate component shall no longer be utilized in determining ABR. Upon receipt of such notice, the Borrower may revoke any pending request for a Loan of, conversion to or continuation of Adjusted LIBOR Rate Loans (to the extent of the affected loans at the Adjusted LIBOR Rate or Interest Periods) or, failing that, will be deemed to have converted such request into a request for loans at the Alternate Base Rate (subject to the foregoing clause (y)) in the amount specified therein.

ARTICLE 2

THE  CREDITS

Section 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time on and after the Closing Date, and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment; provided that the aggregate principal amount of Loans borrowed on the Closing Date shall not exceed 50% of the Total Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.

Section 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests or liens created under the Security Documents), or exemption or other action by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document or the legality, validity, binding effect or enforceability of any such Credit Document.

Section 3.05. Financial Statements; Financial Condition; Undisclosed Liabilities. (a) (i) The audited consolidated balance sheets of  New Holdings and its Subsidiaries at December 31,  2018 and of Holdings and its Subsidiaries at December 31, 2017, and December 31, 2016 ~~and December 31, 2015~~  and the related consolidated statements of income and cash flows and changes in stockholder’s equity of New Holdings and its Subsidiaries at December 31, 2018, and  of Holdings and its Subsidiaries for each of the fiscal years of Holdings ended on ~~such  dates~~ December 31, 2017 and December 31, 2016, in each case furnished to the Administrative Agent for delivery to the Lenders prior to the Amendment No. ~~2~~3 Effective Date (it being understood that such financial information shall be deemed to have been delivered to the Administrative Agent by New Holdings’ or Holdings’ posting of such information on the SEC website on the Internet at sec.gov/edgar/searches.htm), present fairly in all material respects the consolidated financial position of New Holdings and its Subsidiaries at ~~the  dates of said financial statements~~ December 31, 2018, and Holdings and its Subsidiaries at December 31, 2017 and  December 31, 2016 and the results of operations for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of  New Holdings and its Subsidiaries as at June 30, 20182019 and the related consolidated statements of income and cash flows and changes in stockholders’ equity of New Holdings and its Subsidiaries for the six-month period ended on such date, in each case furnished to the Administrative Agent for delivery to the Lenders prior to the Amendment No. ~~2~~3 Effective Date (it being understood that such financial information shall be deemed to have been delivered to the Administrative Agent by New Holdings’ posting of such information on the SEC website on the Internet at sec.gov/edgar/searches.htm), present fairly in all material respects the consolidated financial condition of New Holdings and its Subsidiaries at the date of said financial statements and the results of operations for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)        [Reserved].

(c)        On and as of the Closing Date, and after giving effect to the Transactions and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith and on and as of the date of any subsequent Borrowing (after giving effect to such Borrowing), (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties (taken as a whole) will exceed their debts, (ii) the sum of the present fair salable value of the assets of the Credit Parties (taken as a whole) will exceed the amount that will be required to pay their debts as such debts become absolute and matured, (iii) the Credit

Parties (taken as a whole) have not incurred and do not intend to incur debts beyond their ability to pay such debts as such debts mature, and (iv) the Credit Parties (taken as a whole) will have sufficient capital with which to conduct their businesses. For purposes of this Section 3.05(c), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(d)         Except as reflected in the financial statements described in Section 3.05(a), and except for the Indebtedness incurred under this Agreement or otherwise incurred in the ordinary course of business, there were as of the Closing Date no liabilities or obligations that would be required to be reflected in the consolidated financial statements of Holdings and its Subsidiaries by GAAP with respect to Holdings, the Borrower or any of the Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)         Since December 31, ~~2017~~2018, there has been no change in the business, operations, property, assets or financial condition of Holdings, the Borrower or any Restricted Subsidiary that either, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.06. Litigation. Except as set forth on Schedule 3.06, there are no actions, investigations by a Governmental Authority, suits or proceedings at law or in equity pending or, to the Knowledge of the Borrower, threatened in writing (i) with respect to any Credit Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.07. True and Complete Disclosure. All written information (taken as a whole) (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein furnished by or on behalf of the Borrower in writing to the Administrative Agent, the Arranger or any Lender is complete and correct in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit a material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided (giving effect to all supplements and updates provided thereto prior to the Closing Date); provided that (a) no representation is made with respect to information of a general economic or general industry nature and (b) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such projected financial information to the Administrative Agent and the Lenders.

Liens other than Permitted Liens. Each asset classified by the Borrower as an RC Asset satisfies the requirements set forth in the definition of “RC Asset” and each asset classified by the Borrower as an Encumbered Asset satisfies the requirements set forth in the definition of “Encumbered Asset”.

Section 3.12. Properties. No Credit Party owns any Real Property (other than REO Assets and Capitalized Lease Obligations) with a book value as of June 30, ~~2018~~2019 of at least $1,000,000. The Borrower and each of the Restricted Subsidiaries has valid title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, and a valid leasehold interest in the material properties leased by it, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and in each case free and clear of all Liens other than Permitted Liens.

Section 3.13. Capitalization. The authorized Equity Interests of the Borrower consists solely of Qualified Equity Interests. All outstanding Equity Interests of the Borrower have been duly and validly issued, are fully paid and have been issued free of preemptive rights.

Section 3.14. Subsidiaries. On and as of the Closing Date, (a) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.14 and (b) Schedule 3.14 sets forth the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding Equity Interests of each Subsidiary of the Borrower have been duly and validly issued and are fully paid (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed) and have been issued free of preemptive rights, and no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights except as set forth on Schedule 3.14.

Section 3.15. Compliance with Statutes, Etc. The Borrower and each of the Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16. Investment Company Act. Neither New Holdings, Holdings, the Borrower nor any Restricted Subsidiary is required to register as an “investment company”, or is subject to regulation, under the Investment Company Act of 1940, as amended.

Section 3.17. Insurance. Schedule 3.17 sets forth a listing of all material insurance maintained by the Borrower and the Restricted Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. Any such designation shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of an Authorized Officer certifying that such designation complied with the foregoing provisions.

Section 5.16. Servicing Agreements.

(a)        The Borrower will comply with, and the Borrower will cause any Restricted Subsidiary acting as servicer to comply with, (i) all obligations as the servicer under each of the Servicing Agreements and (ii) all generally accepted servicing customs and practices of the mortgage servicing industry, except in the case of each of clauses (i) and (ii) where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)        The Borrower shall promptly, and in no event later than five (5) Business Days after knowledge thereof, notify the Administrative Agent of any servicer termination event or event of default (excluding any such events resulting solely due to the breach of one or more collateral performance tests) under any Servicing Agreement or its receipt of a notice of actual termination of the Borrower’s or its Subsidiary’s right to service under any Servicing Agreement which evidences an intent to transfer such servicing to a third party.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Credit Document have been paid in full in cash (other than contingent indemnification and cost reimbursement obligations for which no claim has been made), unless the Required Lenders shall otherwise consent in writing:

Section 6.01. Liens. The Borrower will not, and the Borrower will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including Intellectual Property, and including Equity Interests or other securities of any Person, including any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or revenues or rights in respect of any thereof; provided that the provisions of this Section 6.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)      Liens for taxes, assessments or governmental charges or levies not delinquent for a period of more than 30 days or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate merger or consolidation, or convey, sell, lease, transfer or otherwise dispose of all or any part of its property or assets, including the abandonment or other disposition of Intellectual Property (other than sales of inventory in the ordinary course of business), or consummate any sale-leaseback transactions with any Person, except that:

(i)       Capital Expenditures shall be permitted;

(ii) the Borrower and the Restricted Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 6.05;

(iv) the Borrower and the Restricted Subsidiaries may sell assets (provided that any sale of less than all the capital stock or other Equity Interests of any Restricted Subsidiary in accordance with this clause (iv) shall be deemed to be an Investment by the Borrower or the applicable Restricted Subsidiary in the capital stock or other Equity Interests not so sold in an amount equal to the Fair Market Value of such capital stock or other Equity Interests and upon such sale the Borrower or such Restricted Subsidiary shall be deemed to have made an Investment in the applicable Subsidiary pursuant to Section 6.05(ix)(C) in an amount equal to all Investments in such Subsidiary outstanding at such time), so long as (v) no Event of Default then exists or would result therefrom (including as a result of any such deemed investment), (w) the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale; provided that, solely for the purposes of this clause (x), up to $25,000,000 in the aggregate of Designated Non-Cash Consideration for all asset sales received by the Borrower or such Restricted Subsidiary ~~after the Closing~~ during any period of twelve (12) consecutive months  commencing on the Amendment No.  3 Effective Date or any anniversary of the  Amendment No. 3 Effective Date and not disposed of (and without giving effect to any subsequent change in value thereof), shall be deemed to be cash, (y) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) shall not, during any period of twelve (12) consecutive months commencing  on the Amendment No. 3 Effective Date or any anniversary of the Amendment No. 3  Effective Date, exceed $50,000,000 (for this purpose, using the Fair Market Value of property other than cash) and (z) after giving effect to such sale, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants;

(v)        the Borrower and each of the Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property in the ordinary course of business (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 6.04(iv));

(vi) the Borrower and each of the Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable is not a Credit Party may pay Dividends to the Borrower or to any Wholly-Owned Restricted Subsidiary;

(ii) any Non-Wholly-Owned Subsidiary may pay Dividends to its shareholders, members or partners generally so long as the Borrower or a Restricted Subsidiary which owns the Equity Interests in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(iii) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may repurchase, retire or otherwise acquire or retire for value common Equity Interests (or options, warrants or other rights to acquire common Equity Interests) of the Borrower (or make payments to New Holdings, Holdings or any Person of which the Borrower constitutes a Subsidiary to permit distributions to repurchase common Equity Interests (or options, warrants or other rights to acquire common Equity Interests thereof) of any such Person) from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower, any of its Subsidiaries, New Holdings, Holdings or any Person of which the Borrower constitutes a Subsidiary, in an aggregate amount for all such payments, together with all payments made pursuant to Section 6.04(xxii), not to exceed, during any period of twelve (12) consecutive months  commencing on the Amendment No. 3 Effective Date or any anniversary of the  Amendment No. 3 Effective Date, $10,000,000 plus the proceeds of “key-man” life insurance policies that are used to make such redemptions or repurchases;

(iv) the Borrower or any of its Restricted Subsidiaries may pay Dividends on its Qualified Equity Interests solely through the issuance of additional shares of Qualified Equity Interests of the Borrower or such Restricted Subsidiary (but not in cash), provided that in lieu of issuing additional shares of Qualified Equity Interests as Dividends, the Borrower or such Restricted Subsidiary may increase the liquidation preference of the shares of Qualified Equity Interests in respect of which such Dividends have accrued;

(v)       the Borrower may pay cash Dividends so long as (A) the aggregate amount of Dividends paid pursuant to this clause (v), plus the aggregate amount of payments made pursuant to clause (x) of Section 6.15, does not ~~exceed $25,000,000~~,  during any period of twelve (12) consecutive months commencing on the Amendment  No. 3 Effective Date or any anniversary of the Amendment No. 3 Effective Date, exceed  $75,000,000, (B) no Default or Event of Default then exists or would result therefrom, (C) after giving effect to the payment of such Dividend, the Total Asset Coverage Ratio shall not be less than 3.00:1.00 and the RC Asset Coverage Ratio shall not be less than 1.00:1.00, in each case, calculated on a Pro Forma Basis, and (D) prior to the payment of such Dividend, the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying compliance with the preceding sub-clauses (A), (B) and (C) and containing the calculations (in reasonable detail) required to establish compliance with preceding sub-clause (C);

(vi) Borrower may pay Permitted Tax Distributions;

(vii) the Borrower may pay Dividends or consummate any irrevocable redemption within 60 days after the date of declaration of such Dividend or notice of such redemption if the Dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice hereunder;

(viii) the Borrower may pay Dividends, either (i) through the application of net cash proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of shares of Qualified Equity Interests of the Borrower or (ii) through the application of a substantially concurrent cash capital contribution (other than by a Subsidiary of the Borrower) received by the Borrower from its equityholders in respect of Qualified Equity Interests; provided that (x) no Event of Default then exists or would result therefrom or (y) the aggregate amount of Dividends paid pursuant to this clause (viii) shall not, during any period of twelve (12) consecutive months commencing on the  Amendment No. 3 Effective Date or any anniversary of the Amendment No. 3 Effective  Date, exceed $1,000,000;

(ix) the Borrower may pay Dividends on its Qualified Equity Interests by exchanging such Qualified Equity Interests for shares of Qualified Equity Interests of New Holdings or Holdings (but not, for the avoidance of doubt, in cash) in accordance with the PNMAC Limited Liability Company Agreement;

(x)       the Borrower may (A) repurchase Equity Interests in connection with the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants and (B) repurchase Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes; and

(xi) the Borrower may declare and pay Dividends to, or make loans or other cash transfers to, New Holdings, Holdings, or any Person of which the Borrower constitutes a Subsidiary to pay, without duplication as to amounts of:

(A)   franchise taxes and other similar fees, taxes and expenses required to maintain the existence of the Borrower, New Holdings, Holdings, and any Person of which the Borrower constitutes a Subsidiary;

(B)   customary salary, bonus and other benefits payable to officers and employees of New Holdings, Holdings, or any Person of which the Borrower constitutes a Subsidiary to the extent such salaries, bonuses and other benefits are attributable to the ownership or operations of New Holdings, Holdings, the Borrower and its Restricted Subsidiaries; and

(C)       general corporate overhead expenses and other expenses incidental to being a public company (including, without limitation, audit, listing and legal expense) of New Holdings, Holdings or any Person of which the Person constitutes a Subsidiary to the extent such expenses are attributable to the ownership or operation of the Person and its Restricted Subsidiaries;

provided that the sum of (x) the aggregate amount of Dividends paid ~~and loans~~ pursuant to this clause (xi), (y) the aggregate amount of cash transfers not providing for repayment or reimbursement made pursuant to this clause (xi) ~~shall not~~ and (z) the total amount of loans and other cash transfers providing for repayment or reimbursement made pursuant  to this clause (xi) then outstanding shall not, at any time, exceed $~~250,000~~ 3,000,000.

Section 6.04. Indebtedness. The Borrower will not, and the Borrower will not permit any of the Restricted Subsidiaries to, directly or indirectly, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)       Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness outstanding on the Amendment No. ~~2~~3 Effective Date and listed on Schedule 6.04(ii) (as reduced by any permanent repayments of principal thereof) and, in each case, any subsequent extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding (or, in the case of a revolving line of credit or a line of credit with unutilized amounts thereunder, the amount committed or otherwise available on the Amendment No. ~~2~~3 Effective Date (as reduced by any permanent commitment reductions thereunder)) at the time of any such extension, renewal or refinancing, and neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(iii) Indebtedness of the Borrower and the Restricted Subsidiaries under Interest Rate Protection Agreements or Other Hedging Agreements, so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes (as determined in good faith by the board of directors of the Borrower or senior management of the Borrower or such Restricted Subsidiary);

(iv) Indebtedness of the Borrower and the Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness secured by Liens of the type described in Section 6.01(vii), and, in each case, any subsequent extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding, provided that in no event shall (x) the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause not to exceed, at any time, the greater of (x) $50,000,000 and (y) 5% of Consolidated Tangible Net Worth as at such time;

(xxii) Investments by the Borrower or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Borrower or such Restricted Subsidiary in the ordinary course of business;

(xxiii) purchases of mortgage backed securities or similar debt instruments in the ordinary course of business;

(xxiv) Investments by the Borrower or any Restricted Subsidiary existing on the Amendment No. ~~2~~3 Effective Date or made pursuant to binding commitments in effect on the Amendment No. ~~2~~3 Effective Date and, in each case, set forth on Schedule 6.05, and Investments consisting of any extension, modification or renewal of any such Investment; provided that the amount of any such Investment may only be increased pursuant to this clause (xxiv) to the extent required by the terms of such Investment as in existence on the Amendment No. ~~2~~3 Effective Date;

(xxv) endorsements for collection or deposit in the ordinary course of business;

(xxvi) to the extent constituting Investments, Dividends, loans and other cash transfers permitted pursuant to Section 6.03.

The amount, as of any date of determination, of (i) any Investment in the form of a loan, advance or extension of credit shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by the applicable investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for writedowns or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan, advance or extension after the date of such loan, advance or extension, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer or capital contribution, minus any payments actually received by such investor representing a return of capital of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition of any Equity Interests, bonds, notes, debentures, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Dividend not otherwise permitted under the terms of Section 6.03.

Section 6.06. Transactions with Affiliates. The Borrower will not, and the Borrower will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate (each, an “Affiliate Transaction”), other than on terms that taken as a whole are no less favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $10,000,000 shall be approved by the board of directors of the Borrower.

The restrictions set forth in the first and second paragraphs of this Section 6.06 shall not apply to:

(i)      any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or approved in good faith by the board of directors of the Borrower and payments pursuant thereto and the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower to directors and employees pursuant to stock option, equity incentive or stock ownership plans;

(ii) transactions between or among the Borrower and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, in each case to the extent not prohibited under this Agreement;

(iii) any agreement or arrangement as in effect as of the Amendment No. ~~2~~3  Effective Date and set forth on Schedule 6.06 or any transactions or payments contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Administrative Agent or the Lenders in any material respect than the original agreement as in effect on the Amendment No. ~~2~~3 Effective Date;

(iv) Dividends permitted pursuant to Section 6.03;

(v)       sales of Qualified Equity Interests and capital contributions to the Borrower from one or more holders of its Equity Interests;

(vi) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Amendment No. ~~2~~3 Effective Date and set forth on Schedule 6.06 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Amendment No. ~~2~~3 Effective Date shall be permitted by this clause (vi) only to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the Administrative Agent or the Lenders in any material respect;

(vii) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is fair, from a financial standpoint, to the Borrower or such Restricted Subsidiary;

(viii) in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement and on terms that, in the reasonable determination of the board of directors of the Borrower or the senior management of the Borrower, are fair to the Borrower and its Restricted Subsidiaries and consistent with prevailing market transactions, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (A) the provision of investment management, mortgage servicing, and mortgage banking services, including but not limited to mortgage loan fulfillment, mortgage loan warehouse services, mortgage loan origination, mortgage loan acquisition and similar services to Affiliates, (B) the purchase, sale or financing of assets between the Borrower and Affiliates, (C) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Permitted Securitization Indebtedness or Permitted Funding Indebtedness and (D) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates;

(ix) guarantees by a Sponsor, Holdings, New Holdings or any Person of which the Borrower constitutes a Subsidiary for obligations of the Borrower and its Restricted Subsidiaries, including the Guaranty provided by New Holdings and Holdings pursuant to Collateral and Guaranty Agreement;

(x)       investments by a Sponsor, Holdings and New Holdings in securities of the Borrower or any Restricted Subsidiary so long as the investment is being offered generally to other investors on the same or more favorable terms or the securities are acquired in market transactions; and

Section 6.15. Prepayments of Other Indebtedness. The Borrower will not, and the Borrower will not permit any of the Restricted Subsidiaries to, directly or indirectly, voluntarily or optionally prepay, repurchase, redeem or otherwise optionally or voluntarily satisfy or defease, or make any payment in violation of any subordination terms of, whether in cash, property, securities or a combination thereof, or otherwise acquire for consideration (including as a result of any asset sale, change of control or similar event), or set apart any sum for the aforesaid purposes any Indebtedness incurred pursuant to Section 6.04(xvi) or (xxi), except (v) pursuant to a Permitted Refinancing thereof, (w) the conversion or exchange of any such Indebtedness to or for Qualified Equity Interests of New Holdings, Holdings or the Borrower, (x) additional payments so long as (A) the aggregate amount of payments made pursuant to this clause (x), plus the aggregate amount of Dividends paid pursuant to Section 6.03(v), does not ~~exceed $25,000,000~~, during any period of twelve (12) consecutive months commencing on the  Amendment No. 3 Effective Date or any anniversary of the Amendment No. 3 Effective Date,  exceed $75,000,000, (B) no Default or Event of Default then exists or would result therefrom, (C) after giving effect to such payment, the Total Asset Coverage Ratio shall not be less than 3.00:1.00 and the RC Asset Coverage Ratio shall not be less than 1.00:1.00, in each case, calculated on a Pro Forma Basis, and (D) prior to the making of such payment, the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying compliance with the preceding sub-clauses (A), (B) and (C) and containing the calculations (in reasonable detail) required to establish compliance with preceding sub-clause (C).

Section 6.16. Use of Proceeds. The Borrower will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).

No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)     Payments. (i) Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or (ii) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (i)) due under any Credit Document, when and as the same shall become due

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)      Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, however, that (i) (A) the consent of the Borrower (1) shall not be required to any such assignment made (x) to another Lender, an Affiliate of a Lender or a Related Fund of a Lender or (y) after the occurrence and during the continuance of any Event of Default and (2) shall be deemed to have been given if the Borrower has not responded ~~with~~ within five Business Days of a request for such consent, and (B) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of $500,000 and not less than $2,500,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and

Predecessor Credit Agreement, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement. Nothing contained in this Agreement or any other Credit Document shall constitute or be construed as a novation of any of the Obligations.

Section 9.22. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such  Person became a Lender party hereto to the date such Person ceases being a Lender party hereto,  for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the  benefit of the Borrower or any other Credit Party, that at least one of the following is and will be  true:

(i) such Lender is not using “plan assets” (within the meaning of Section  3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s  entrance into, participation in, administration of and performance of the Loans, the  Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified  professional asset managers), PTE 95-60 (a class exemption for certain transactions  involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class  exemption for certain transactions involving bank collective investment funds) or PTE  96-23 (a class exemption for certain transactions determined by in-house asset  managers), is applicable with respect to such Lender’s entrance into, participation in,  administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified  Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such  Qualified Professional Asset Manager made the investment decision on behalf of such  Lender to enter into, participate in, administer and perform the Loans, the Commitments  and this Agreement, (C) the entrance into, participation in, administration of and  performance of the Loans, the Commitments and this Agreement satisfies the  requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best  knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are  satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(a) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a)  is true with respect to a Lender or (2) a Lender has provided another representation, warranty and  covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such  Lender further (x) represents and warrants, as of the date such Person became a Lender party  hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date  such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party,  that the Administrative Agent is not a fiduciary with respect to the assets of such Lender  involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or  any documents related hereto or thereto).

Section 9.23. Acknowledgement Regarding Any Supported QFC's. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Protection  Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as  follows with respect to the resolution power of the Federal Deposit Insurance Corporation under  the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and  Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S.  Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with  the provision below applicable notwithstanding that the Loan Documents and any Supported  QFC may in fact be stated to be governed by the laws of the State of New York and/or of the  United States or any other state of the United States):

(a)               In the event a Covered Entity that is party to a Supported QFC (each, a  “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution  Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support  (and any interest and obligation in or under such Supported QFC and such QFC Credit  Support, and any rights in property securing such Supported QFC or such QFC Credit  Support) from such Covered Party will be effective to the same extent as the transfer  would be effective under the U.S. Special Resolution Regime if the Supported QFC and  such QFC Credit Support (and any such interest, obligation and rights in property) were  governed by the laws of the United States or a state of the United States. In the event a  Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding  under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that  might otherwise apply to such Supported QFC or any QFC Credit Support that may be  exercised against such Covered Party are permitted to be exercised to no greater extent  than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United  States or a state of the United States. Without limitation of the foregoing, it is understood  and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall  in no event affect the rights of any Covered Party with respect to a Supported QFC or any  QFC Credit Support.

[Signature pages follow]

ANNEX B

TO AMENDMENT

[FORM OF] ACKNOWLEDGMENT AND CONFIRMATION

1.          Reference is made to the Amendment No. 3 to Amended and Restated Credit Agreement, dated as of October 31, 2019 (the “Amendment”), by and among the Borrower, the Administrative Agent and the Lenders party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amendment or the Amended Credit Agreement, as the case may be.

2.          Each of the undersigned hereby (a) acknowledges receipt of a copy of the Amendment and (b) consents to and approves the execution, delivery and performance of the Amendment and the performance of the Amended Credit Agreement.

3.          After giving effect to the Amendment and the amendments and modifications to the Credit Documents effectuated by the Amendment (collectively, the “Modifications”), each of the undersigned ratifies, reaffirms and agrees (i) that the Amendment and any other Credit Documents executed and delivered in connection therewith do not constitute a novation, or termination of the “Obligations” under and as defined in the Credit Agreement as in effect prior to the Amendment Effective Date, (ii) that such “Obligations” are in all respects continuing (as amended thereby) with only the terms thereof being modified to the extent provided in the Amendment, (iii) to perform all of its obligations under each Credit Document to which it is a party (whether as original signatory thereto, by supplement thereto, by operation of law or otherwise), and (iv) that all such obligations remain in full force and effect.

4.          After giving effect to the Amendment and the Modifications effectuated thereby, each of the undersigned, with respect to each Credit Document to which it is a party (a) reaffirms and ratifies its unconditional guarantee of the full and punctual payment and performance of the Obligations as further set forth in the Guaranty, (b) reaffirms and ratifies the Liens and security interests granted by the undersigned under such Credit Document and (c) confirms and acknowledges that the Liens and security interests granted by the undersigned under such Credit Document remain in full force and effect and secure the payments of the “Obligations.”

5.          After giving effect to the Amendment and the Modifications effectuated thereby, each of the undersigned agrees that, from and after the Amendment Effective Date, each reference to “the Credit Agreement” in the Credit Documents shall be deemed to be a reference to the Amended Credit Agreement.

6.          THIS ACKNOWLEDGMENT AND CONFIRMATION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

7.          This Acknowledgment and Confirmation may be executed in any number of counterparts and by the different parties to this Acknowledgement and Confirmation in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Acknowledgement and Confirmation.  Delivery of an executed counterpart of a signature page to this Acknowledgement and Confirmation by facsimile or other electronic image shall be effective as delivery of a manually executed counterpart of this Acknowledgement and Confirmation.

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Confirmation to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PNMAC HOLDINGS, INC.,
as a Guarantor

By:
Name:
Title:

PNMAC CAPITAL MANAGEMENT, LLC,
as a Guarantor

By:
Name:
Title:

PENNYMAC FINANCIAL SERVICES, INC.,
as a Guarantor

By:
Name:
Title:

PENNYMAC LOAN SERVICES, LLC,
as a Guarantor

By:
Name:
Title:

ANNEX C

TO AMENDMENT

Amended Schedules to Credit Agreement

[attached]

Schedule 1.01(c)

Encumbered Assets

Eligible Asset Classes	Percentage
Cash	100%
Short-term investments	100%
Mortgage-backed securities	95%
Mortgage loans held for sale	95%
Mortgage servicing rights	75%
Servicing advances, net	95%
Receivables from PennyMac Mortgage Investment Trust	95%
Receivables from PennyMac Financial Services, Inc.	100%
Derivative assets	75%
Servicer receivables	100%
Principal & interest receivables	95%
Assets purchased from PennyMac Mortgage Investment Trust under agreements to resell pledged to creditors	100%
Deposits	100%
Investment in PennyMac Mortgage Investment Trust	100%
Furniture, fixtures, equipment and building improvements	100%
Capitalized software, net	100%
Mortgage loans eligible for repurchase	100%
Operating lease right-of-use assets	100%

Schedule 1.01(e)

Unrestricted Subsidiaries

PennyMac Loan Services, Inc.

Schedule 6.04(ii)

Existing Scheduled Indebtedness

1.   Master Lease Agreement No. 30350-90000, dated as of December 9, 2015, among Private National Mortgage Acceptance Company, LLC and Bank of America Leasing & Capital, LLC, as amended, with an aggregate outstanding principal amount of $23,881,463 (and an aggregate availability thereunder of $25,000,000) as of September 30, 2019